Exhibit 99.1

Microsoft Reports Record Revenue

Quarter marks the successful business launches of Windows Vista, the 2007 Microsoft Office system and Exchange Server 2007

REDMOND, Wash. — Jan. 25, 2007 — Microsoft Corp. today announced record revenue of $12.54 billion for the quarter ended December 31, 2006, a 6% increase over the same period of the prior year. Operating income, net income and diluted earnings per share for the quarter were $3.47 billion, $2.63 billion and $0.26, respectively.

These results reflect the deferral of $1.64 billion of revenue and operating income, $1.13 billion of net income and $0.11 of diluted earnings per share from the second to the third fiscal quarter, due primarily to the technology guarantee programs that were announced on October 24, 2006 for Windows Vista™ and the 2007 Microsoft® Office release. Revenue growth over the same period of the prior year would have been 14 percentage points higher before the technology guarantee programs.

“Results this quarter exceeded our expectations across the board, with revenue growth at or above our high end guidance for all divisions,” said Chris Liddell, chief financial officer at Microsoft. “Healthy PC and server markets as well as broad-based business and consumer demand for Microsoft offerings fueled revenue growth this quarter.”

The same period last year marked the launches of Xbox 360™, Microsoft SQL Server™ 2005, Visual Studio® 2005 and Microsoft Dynamics™ CRM 3.0. One year later, these products have contributed over $1.0 billion of revenue growth.

“The execution of our field sales and marketing teams were a major contributor to this quarter’s extremely positive results,” said Kevin Turner, chief operating officer at Microsoft. “Customers have responded positively with strong contract renewals and license sales. We are pleased with such strong financial results and look forward to making Windows Vista and the 2007 Microsoft Office system widely available to all customers next week.”

Business Outlook

Microsoft management offers the following guidance for the quarter ending March 31, 2007:

•	Revenue is expected to be in the range of $13.7 billion to $14.0 billion, which reflects $1.68 billion of revenue recognition as noted below.

•	Operating income is expected to be in the range of $6.1 billion to $6.3 billion, which reflects a $1.68 billion impact due to revenue recognition as noted below.

•	Diluted earnings per share are expected to be $0.45 to $0.46, which includes a $0.12 earnings per share impact due to revenue recognition as noted below.

Note: The guidance above includes the impact of third quarter recognition of revenue deferred from the first and second fiscal quarters, primarily related to the technology guarantee programs.

Management offers the following guidance for the full fiscal year ending June 30, 2007:

•	Revenue is expected to be in the range of $50.2 billion to $50.7 billion.

•	Operating income is expected to be in the range of $19.3 billion to $19.7 billion.

•	Diluted earnings per share are expected to be in the range of $1.45 to $1.47.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PST (5:30 p.m. EST) today with Chris Liddell, senior vice president and chief financial officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on January 25, 2008.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to our core business model;

•	intense competition in all our markets;

•	our continued ability to protect the company’s intellectual property rights;

•	claims that we have infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of our source code;

•	actual or perceived security vulnerabilities in our products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how we design and market our products;

•	our ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox 360 product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect our reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting our business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN®; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of January 25, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Microsoft Dynamics, Xbox 360, Visual Studio, and Windows Vista are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PST conference call with investors and analysts, is available at http://www.microsoft.com/msft.